Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications,
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Issues $300 Million of Convertible Senior Notes due 2018

INCLINE VILLAGE, Nev., February 12, 2014, PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today the closing of its previously announced offering of convertible senior unsecured notes maturing on February 1, 2018 (2018 Notes). PDL issued $300 million aggregate principal amount of 2018 Notes, which included $39.13 million aggregate principal amount of 2018 Notes issued pursuant to the exercise of the underwriters’ overallotment option to purchase additional 2018 Notes. In connection with the offering of the 2018 Notes, PDL entered into privately negotiated convertible note hedge transactions with affiliates of RBC Capital Markets and Wells Fargo Securities (“hedge counterparties”) and privately negotiated warrant transactions with the hedge counterparties relating to the same number of shares of PDL’s common stock. RBC Capital Markets and Wells Fargo Securities acted as joint book-running managers for the 2018 Notes offering. Cowen and Company and Janney Montgomery Scott acted as co-managers.

The 2018 Notes bear interest at a rate of 4.00% per year payable semiannually in arrears on August 1 and February 1 of each year, beginning on August 1, 2014. The 2018 Notes are not redeemable prior to maturity. The 2018 Notes are convertible, only during certain periods and subject to certain circumstances, into cash, or a combination of cash and shares of PDL’s common stock. The conversion rate of the 2018 Notes will initially be 109.1048 shares of common stock per $1,000 principal amount of the 2018 Notes, equivalent to an initial conversion price of approximately $9.17 per share of common stock. The conversion rate, subject to increase under certain circumstances, will not be increased in respect of regular quarterly cash dividends paid by us that do not exceed $0.15 per share.

The net proceeds from the offering were approximately $290.3 million after deducting the underwriters’ discounts, estimated fees and expenses. PDL used approximately $19.5 million to fund the cost of the previously announced and the additional convertible note hedge transactions (after such cost was partially offset by proceeds from the previously announced and the additional warrant transactions).

The registration statement pursuant to which this offering was made is effective pursuant to the Securities Act of 1933. Offers and sales of the 2018 Notes may be made only by the prospectus and related prospectus supplement, which may be obtained from RBC Capital Markets, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281 or by calling (877) 822-4089 or from Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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